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                                                                    EXHIBIT 5.1
                         [Holland & Hart LLP Letterhead]

                                 January 8, 2001





BioSante Pharmaceuticals, Inc.
175 Olde Half Day Road, Suite 247
Lincolnshire, IL  60069

         RE:      BIOSANTE PHARMACEUTICALS, INC.
                  REGISTRATION STATEMENT ON FORM S-8

Dear Ladies and Gentlemen:

         We have acted as special Wyoming counsel to BioSante Pharmaceuticals, Inc., a Wyoming corporation (the "Company"), in connection with the registration by the Company of 7,000,000 shares (the "Shares") of common stock, no par value per share (the "Common Stock") of the Company issuable under the Company's 1998 Stock Option Plan, as amended through June 13, 2000 (the "Plan"), pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement"). The Shares are issuable pursuant to options for Shares granted by the Company pursuant to the Plan (collectively, the "Options").

         The Company was originally incorporated under the laws of the Province of Ontario, Canada, and subsequently continued its corporate existence into Wyoming as if it had been incorporated in Wyoming, by filing its Application for Certificate of Registration and Articles of Continuance with the Wyoming Secretary of State on December 19, 1996 ("Articles of Continuance"). The Wyoming Secretary of State issued a certificate of continuance to the Company on December 16, 1996. The Articles of Continuance filed by the Company are deemed to be the Articles of Incorporation of the Company.

         In connection with rendering the opinions set forth below, we have examined the following:

         1.  A copy of the Plan;

         2.  A draft copy of the Registration Statement; and

         3. Minutes of the Board of Directors of the Company dated March 14, 2000 and June 13, 2000 (collectively, the "Resolutions").


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Holland & Hart
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         We have also examined and relied upon such documents, records, certificates of public officials and matters of law as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter, including without limitation the Company's certification to us as to certain matters of fact (the "Company Certificate"). For purposes of rendering this opinion, we have also examined and relied on a certificate of legal existence of the Company dated January 8, 2001, issued by the Wyoming Secretary of State.

         For purposes of this opinion, we have assumed with your permission, and without any investigation, that (i) the statements contained in the Company Certificate are accurate and complete; (ii) each certificate provided by, and official public records, of a governmental official reviewed by us for the purpose of rendering this opinion is accurate, complete and authentic; (iii) the conformity to the original, and the authenticity of the original, of each document submitted to us as a copy; (iv) the bylaws of the Company have been duly adopted in conformity with Wyoming law; (v) the Resolutions have been duly adopted as the act of the Company in conformity with Wyoming law and the Company's Articles of Incorporation and Bylaws; (vi) the Plan, including an amendment thereto which changes all references in the Plan from "subordinate voting shares" to "common shares," has been duly authorized by the Company's Board of Directors and shareholders in conformity with Wyoming law and the Company's Articles of Incorporation and Bylaws; (vii) the Company has duly authorized the issuance of the Options pursuant to the Plan, and has duly authorized the consideration to be received in exchange for issuance of the Shares; (viii) there are a sufficient number of shares of common stock of the Company available under the Plan to allow for issuance of the Shares after giving effect to other stock options previously granted by the Company pursuant to the Plan; (ix) the share certificates which will represent the Shares when they are issued comply with Wyoming law and the Company's Articles of Incorporation and Bylaws, and the officers of the Company who will sign such share certificates will, at the time of the issuance of the capitalized shares, be duly appointed by the Board of Directors of the Company and authorized to execute and deliver all such share certificates; and (x) except for the Plan, there are no other agreements with the holders of the Options with respect to the grant of the Options and issuance of the Shares pursuant thereto.

         Based upon and relying on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

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      1.  The Company has the corporate authority to issue the Shares which are the subject of the Registration Statement in the manner and under the terms set forth in the Plan.

      2. The Shares have been duly authorized, and when issued, delivered and paid for in accordance with the Plan, will be validly issued, fully paid and nonassessable.

      We are admitted to practice law in the State of Wyoming and our opinions are based on the present laws of the State of Wyoming. Our examination of laws relevant to matters herein is limited to the corporate laws of the State of Wyoming. Accordingly, we express no opinion as to matters governed by the laws of any other state or jurisdiction. By way of example and without limitation, no opinion is expressed regarding the effect of, or compliance with federal or state securities laws. Further, we express no opinions except as specifically set forth in this opinion letter, and no opinions may be implied.

         This letter may not be published, quoted or referenced to, or filed with, any person without our prior written consent, provided that this opinion letter may be filed as Exhibit 5.1 to the Registration Statement. The opinion is provided as a legal opinion only, effective as of the date of this letter, and not as a guaranty or warranty of the matters discussed herein. Nothing in this letter is intended to, nor shall it be deemed to, be or constitute an opinion or representation of fact. We expressly disavow any obligation to advise you with respect to future changes in law or as to any event or change of condition occurring subsequent to the date of this letter.

                                Very truly yours,

                             /s/ Holland & Hart LLP

                               HOLLAND & HART LLP